Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE ANNOUNCES LAUNCH OF CREDIT FACILITY
AMENDMENT AND EXTENSION TRANSACTION
Company Provides Status of New Jersey Discussions
Las Vegas, February 8, 2010 — MGM MIRAGE (NYSE: MGM) today announced that it is seeking amendments to its aggregate $5.55 billion of senior credit facilities which would extend the maturity of a substantial portion of those credit facilities from October 3, 2011 to February 21, 2014. The Company has asked its lenders to provide their final approvals of the transaction by February 24, 2010.
Lenders approving the proposed amendments would receive prepayments aggregating not less than 20% of their outstanding loans and lending commitments, as well as certain additional interest and fees. The prepayments would increase by 1% for each full percentage by which lender participation in the transaction exceeds 80%, to a maximum of 25%.
“We are pleased to have received strong initial support from our leading lenders for this proposed transaction, and are now working with the rest of our lender syndicate to achieve maximum participation.” said Dan D’Arrigo, Executive Vice President and Chief Financial Officer of MGM MIRAGE. “These amendments would extend a significant portion of our credit facilities, and enhance our debt maturity profile.”
Lenders approving the extension would receive an increase of 100 basis points to their interest rates, as well as amendment and extension fees totaling 75 basis points times their reduced exposures. The credit facilities would also be re-tranched in a manner which would result in conversion of $1.4 billion of revolving loans and commitments into term loans. The transaction would include covenant and other amendments, and would permit MGM MIRAGE to issue additional secured indebtedness as permitted under the Company’s public debt indentures.
In connection with the proposed amendment, MGM MIRAGE also provided an update concerning its discussions with the New Jersey Division of Gaming Enforcement (“DGE”) about the DGE’s May, 2009 recommendation to the New Jersey Casino Control Commission (“CCC”) that MGM MIRAGE’s joint venture partner in Macau be found unsuitable. MGM MIRAGE stated that it is currently involved in constructive settlement discussions with the DGE, which have centered on the Company placing its 50% ownership interest in the Borgata Hotel Casino & Spa and related leased land in Atlantic City into a divestiture trust for which MGM MIRAGE would be the sole economic beneficiary. While no definitive settlement with the DGE has been reached, the Company has asked its lenders to consent to the trust arrangement. Any settlement is subject to both DGE and CCC approval.
“We disagree with the New Jersey Division of Gaming Enforcement’s recommendation to the Casino Control Commission concerning our Macau partner, but believe pursuing a settlement with the DGE represents the best course of action for our company and its shareholders,” said Jim Murren, Chairman and Chief Executive Officer. “We would like to put this matter behind us and move forward with the compelling growth opportunities we have in Macau.”
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MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected companies with significant holdings in gaming, hospitality and entertainment, owns and operates 15 properties located in Nevada, Mississippi and Michigan, and has 50% investments in five other properties in Nevada, New Jersey, Illinois and Macau. One of those investments – CityCenter – is also managed by MGM MIRAGE. CityCenter, an unprecedented urban metropolis on the Las Vegas Strip with Gold and Silver LEED® certifications, is a joint venture between MGM MIRAGE and Infinity World Development Corp, a subsidiary of Dubai World. CityCenter features

ARIA Resort & Casino, Vdara Hotel & Spa, Mandarin Oriental, Las Vegas; Veer Towers, and Crystals retail and entertainment district. MGM MIRAGE Hospitality has entered into management agreements for casino and non-casino resorts throughout the world. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s Web site at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.
Contacts:

Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626